Exhibit 1
JOINT FILING AGREEMENT
In accordance with Rule 13d-1(k)(1)(iii) under the Securities Exchange Act of 1934, as amended, the persons named below agree to the joint filing on behalf of each of them of a Statement on Schedule 13D (including additional amendments thereto) with respect to the Ordinary Shares of FREYR Battery. This Joint Filing Agreement shall be filed as an Exhibit to such Statement.

Dated: November 17, 2023

Teknovekst AS

/s/	Tore Ivar Slettemoen
By:	Tore Ivar Slettemoen
Its:	Chairman

/s/	Stig André Tanum
By:	Stig André Tanum
Its:	Director

Teknovekst Invest AS

/s/	Stig André Tanum
By:	Stig André Tanum
Its:	Chairman

Tore Ivar Slettemoen

/s/	Tore Ivar Slettemoen